Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales Results for the Final Four-Week Period and Entire Twelve-Week Period of the Second Fiscal Quarter 2012

-- Represents Twenty-First Consecutive Period and Seventh Consecutive Quarter of Comparable Sales Growth --

-- Also Announces Extension of Fixed-Price Beef Contract --

MIAMI, Oct. 13, 2011 /PRNewswire/ -- Benihana Inc. (NASDAQ: BNHN; BNHNA), operator of the nation's largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the final four-week period (September 12, 2011 – October 9, 2011) and the entire twelve-week period of the second fiscal quarter of 2012. The announcement marks the Company's twenty-first consecutive four-week period and its seventh consecutive quarter of comparable restaurant sales growth.

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Richard C. Stockinger, Chairman, President and Chief Executive Officer of Benihana Inc., said, "We are very pleased with our sales performance in this period and the quarter as a whole, as we once again saw excellent growth driven by increased traffic. Benihana Inc. has now produced twenty-one consecutive four-week periods, and seven consecutive quarters of comparable restaurant sales growth, in a very difficult consumer and economic environment. This achievement reflects the continued strength of our operational and promotional efforts and the power of our iconic brand."

For the four-week period ended October 9, 2011, total restaurant sales increased year over year by 5.1% to $24.2 million from $23.1 million, and Company-wide comparable restaurant sales increased by 6.5% to $24.0 million from $22.6 million. By concept, comparable restaurant sales increased 8.2% at Benihana Teppanyaki and 4.9% at RA Sushi and decreased 0.4% at Haru. These results were driven by dine-in traffic growth at all concepts, led by 6.5% growth at Benihana Teppanyaki.

During the period, Benihana Teppanyaki represented approximately 67% of total restaurant sales, while RA Sushi and Haru accounted for 23% and 10% of total restaurant sales, respectively. There were 380 store-operating weeks in the final four-week period of the second fiscal quarter of 2012 compared to 384 store-operating weeks in the same period of the prior year.

For the twelve-week second fiscal quarter of 2012, total restaurant sales increased year over year by 5.6% to $75.8 million from $71.8 million, and Company-wide comparable restaurant sales increased by 6.4% to $75.6 million from $71.1 million. By concept, comparable restaurant sales increased 7.7% at Benihana Teppanyaki, 5.3% at RA Sushi and 0.6% at Haru. These results were driven by dine-in traffic growth at all concepts, led by 5.6% growth at Benihana Teppanyaki.

During the quarter, Benihana Teppanyaki represented approximately 67% of total restaurant sales, while RA Sushi and Haru accounted for 24% and 9% of total restaurant sales, respectively. There were 1,147 store-operating weeks in the second fiscal quarter of 2012 compared to 1,160 store-operating weeks in the same period of the prior year.

As previously announced, during the second four-week period of the quarter, sales related to 12 restaurants (3 Benihana Teppanyaki, 1 RA Sushi and all 8 Haru units) were negatively impacted by reduced operating hours or complete closure for one or more days due to the severe weather associated with Hurricane Irene. Comparable sales for the quarter excluding the impacted days in both the current and prior-year quarters would have grown 6.6%, including increases of 7.8% at Benihana Teppanyaki, 5.4% at RA Sushi and 2.0% at Haru. None of these restaurants suffered significant physical damage and all were operating normally soon after the severe weather subsided, so that the comparable sales results for the final four-week period of the quarter were not impacted.

Additionally, one Benihana Teppanyaki restaurant, located on W. 56 St. in Manhattan, began temporary closure during the quarter for extensive remodeling. This restaurant is excluded from reported comparable sales results during the temporary closure period, which is expected to be completed in December 2011.

The Company also announced an extension of its fixed-price beef procurement contract through December 2012. Beef prices were previously locked in through April 2012, and the extension provides for slightly lower weighted-average pricing throughout the remaining contract period. Beef represents the single largest commodity exposure for the Company, at approximately 22% of total non-beverage food cost.

"We are very pleased to extend our beef contract, which eliminates our margin risk related to this important commodity through a significant portion of our 2013 fiscal year," concluded Mr. Stockinger.

About Benihana

Headquartered in Miami, Benihana Inc. (NASDAQ GS: BNHN, BNHNA) is the nation's leading operator of Japanese theme and sushi restaurants with 96 restaurants nationwide, including 63 Benihana restaurants, eight Haru sushi restaurants and 25 RA Sushi restaurants. In addition, 18 franchised Benihana restaurants are operating in the United States, Latin America and the Caribbean. To learn more about Benihana Inc. and its three restaurant concepts, please view the corporate video at www.benihana.com/about/video.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of Benihana, including, without limitation: risks related to Benihana's business strategy, including the Renewal Program and marketing programs; risks related to Benihana's ability to operate successfully in the current challenging economic environment; risks related to Benihana's efforts to strengthen its Benihana Teppanyaki concept and build its RA Sushi and Haru brands; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. Past performance may not be indicative of future results. Although Benihana believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. In addition to the risks and uncertainties set forth above, investors should consider the risks and uncertainties discussed in Benihana's filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading "Risk Factors" in such filings. Benihana does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact

Jeremy Fielding or James David
Kekst and Company
(212) 521-4800